Wonder Auto Announces an Acquisition for $12 Million in Cash Transaction

JINZHOU CITY, China, Sept. 23 /PRNewswire-Asia-FirstCall/ — Wonder Auto Technology, Inc. (Nasdaq: WATG; "Wonder Auto" or "the Company"), a leading manufacturer of automotive electrical parts, suspension products and engine accessories in China, today announced that one of its wholly-owned subsidiaries, Jinzhou Wanyou Mechanical Parts Co., Ltd, spent US$12 million in acquiring 100% equity of Friend Birch (Friend Birch Limited (Hong Kong)), including Friend Birch's rods and shafts technology development center, technologies and patents and two wholly-owned subsidiaries, which produce automotive mechanical springs, gas springs, and gas spring rods and shafts, etc.

Friend Birch Limited (Hong Kong) is engaged in designing, manufacturing and marketing automotive springs, gas springs, gas spring shafts and other thin mechanical shaft products. Friend Birch has built a substantial customer base in Chinese and European OEM and after markets. The acquisition of Friend Birch's R&D center will enhance the technology, improve the quality and increase the variety of our rod and shaft products, which will contribute to the achievement of the company's strategy to increase its market share globally.

Mr. Qingjie Zhao, Chairman and CEO of Wonder Auto Technology, Inc. commented: "This acquisition will bring us about five million in extra capacity, which will greatly ease the pressure of our limited capacity at the moment for our rods and shafts. It is forecasted that this acquisition will provide us with an extra net income of two million dollars in the next 12 months. What's more, we achieved this acquisition by our own capital and this currently demonstrates that we have a healthy cash flow that satisfies the capital needs for our daily operating and expansion activities."

About Wonder Auto

Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrical parts, suspension products and engine accessories. Wonder Auto was ranked second in sales revenue in the China market for automotive alternators and starters in 2008. With respective 5 different series and over 230 models of alternators, 150 models of starters, various suspension and engine related parts, the Company supplies to a wide range of automakers, engine producers and auto parts suppliers both in domestic China and overseas. Wonder Auto's main customers include Beijing MOBIS Auto Parts & Components Co., Ltd, Harbin Dongan Automotive Engine Co., Ltd, Shenyang Xinguang Huachen Auto Engine Co., Ltd, SWT, Shenyang Aerospace Mitsubishi Motors Engine Co., Ltd., Shanghai VW and Weifang Diesel Engine. For more information, please log on http://www.watg.cn ..

Safe Harbor Statement

This press release may contain forward-looking information about Wonder Auto Technology, Inc. and its wholly owned subsidiaries which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and Wonder Auto Technology, Inc.'s future performance, operations and products. This and other "Risk Factors" are contained in Wonder Auto Technology, Inc.'s public filings with the SEC. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Sun He
Investor Relations Officer
Tel:   +86-10-8478-5339
Cell:  +86-153-1161-1742
Email: sunhe@watg.cn

Yechon Xie
Investor Relations Manager
Tel:   +86-416-266-1186
Cell:  +86-137-0006-1685
Email: ycxie@watg.cn